UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2008

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (212) 874-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On March 7, 2008, The Princeton Review, Inc. (the “Company”) completed its previously announced plan to acquire Test Services, Inc. (“TSI”) pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated February 21, 2008 among the Company, TSI, Alta Colleges, Inc., the parent company of TSI (“Alta”), and TPR/TSI Merger Company, Inc., a wholly owned subsidiary of the Company (“TPR Merger Sub”). Pursuant to the Merger Agreement, TPR Merger Sub merged with and into TSI, with TSI continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). The assets that were acquired by the Company under the Merger Agreement consisted of ten Princeton Review franchises, operated in California, Colorado, Connecticut, Florida, Michigan, Nevada, New York and Ohio.
The consideration paid at the effective time of the Merger to Alta (the “Closing Consideration”) consisted of 4,225,000 shares of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), and $4,600,000 in cash, of which $2,100,000 was paid immediately and $2,500,000 was placed in escrow with an escrow agent for certain claims that may arise under the Merger Agreement prior to March 31, 2009. In addition, no later than April 13, 2010, the Company will pay to Alta any per-share Additional Consideration (as defined below and, together with the Closing Consideration, the “Merger Consideration”) the Company is required to pay to Alta pursuant to the Merger Agreement. The Company and Alta have also entered into a Registration Rights Agreement with respect to the shares of Company Common Stock issued as Merger Consideration, which provides that, until March 7, 2010, Alta has the right to require the Company to include such shares as part of certain registration statements filed by the Company with the Securities and Exchange Commission, on the terms and subject to the conditions specified in the Registration Rights Agreement. This description of the Registration Rights Agreement is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 4.1 to this Form 8-K. Alta has also agreed, on behalf of itself and its affiliates, for a period of five years from the closing of the Merger, not to compete in the Company’s business, to solicit or employ any Company employee, officer, director or consultant, or to solicit, divert or appropriate any customer of the Company.
In the event that the aggregate value of the shares of Company Common Stock issued as part of the Closing Consideration, as calculated as of March 7, 2009, plus $4.6 million, is less than $36 million, the shortfall shall represent the maximum Additional Consideration that the Company would be required to pay to Alta. The final transaction value determination shall be made upon the earliest of (1) the date on which Alta sells the last of the shares of Company Common Stock received as part of the Closing Consideration, (2) the date on which the Company, by merger or otherwise, is sold in a transaction that results in a change in control of the Company as defined in the Merger Agreement, or a sale of all or substantially all of the Company’s assets, and (3) March 31, 2010. At such time, a final evaluation of the value of the shares of Company Common Stock issued as part of the Closing Consideration shall be made, and if the final per share value of such shares, plus $4.6 million in cash, is less than $36 million, a number of additional shares of Company Common Stock equal to the shortfall of such value below $36 million, calculated in accordance with the Merger Agreement, shall be issued to Alta. The Company may also elect to pay any Additional Consideration in cash instead of issuing shares of Company Common Stock, except to the extent that such payment would be inconsistent with the treatment of the Merger as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended. In no event will the Company be obligated to issue more than 1,437,000 shares of Common Stock as Additional Consideration.
A copy of the press release announcing the closing of the Merger is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.
The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.
(d) Exhibits.

4.1	Registration Rights Agreement, by and between the Company and Alta, dated as of March 7, 2008.

99.1	Press release dated March 10, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.
Dated: March 10, 2008	/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	Executive Vice President

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